______________________________________

AMENDMENT NO. 1

Dated as of December 14, 2004

to

POOLING AND SERVICING AGREEMENT

Dated as of August 1, 2004

among

GREENWICH CAPITAL ACCEPTANCE, INC.,

Depositor,

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.,

Seller,

WELLS FARGO BANK, N.A.,

Master Servicer and Securities Administrator

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

DSLA Mortgage Loan Trust 2004-AR1

DSLA Mortgage Pass-Through Certificates, Series 2004-AR1

______________________________________

THIS AMENDMENT NO. 1, dated as of December 14, 2004 (the “Amendment”), to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of August 1, 2004, among GREENWICH CAPITAL ACCEPTANCE, INC., a Delaware corporation, as depositor (the “Depositor”), GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation, as seller (in such capacity, the “Seller”), WELLS FARGO BANK, N.A., a national banking association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Depositor, the Seller, the Master Servicer, the Securities Administrator and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, Downey Savings and Loan Association, F.A. (the “Servicer”) has sold its Servicing Rights under the Master Mortgage Loan Purchase and Servicing Agreement, dated as of March 1, 2004 (the “Purchase Agreement”), between the Servicer and the Seller;

WHEREAS, the Mortgage Loans are now being serviced by the Servicer for GCFP pursuant to a Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of September 1, 2004, as amended by that certain Amendment Number One dated as of October 28, 2004 (the  “Purchase Agreement”), between the Seller and the Servicer;

WHEREAS, Section 12.01 of the Pooling and Servicing Agreement permits amendments to the Pooling and Servicing Agreement to modify, alter, amend, add to or rescind any of the terms or provisions contained in the Pooling and Servicing Agreement, provided that the Rating Agencies confirm that the Amendment will not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates;

WHEREAS, the Depositor has received a letter from each Rating Agency, copies of which are attached hereto as Exhibit A, stating that the Amendment will not result in a downgrading or withdrawal of the respective ratings then assigned to the Certificates;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.

Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2.

Amendments to Article I.

1.

The following definitions are added to Article I of the Pooling and Servicing Agreement:

“Acceptable Successor Servicer”:  A FHLMC- or FNMA-approved servicer that is (i) reasonably acceptable to the Master Servicer and (ii) acceptable to each Rating Agency, as evidenced by a letter from each such Rating Agency delivered to the Master Servicer and the Trustee that such entity’s acting as a successor servicer will not result in a qualification, withdrawal or downgrade of the then-current rating of any of the Certificates.

“Servicing Rights”: With respect to any Mortgage Loan, any and all of the following: (a) the right, under the Servicing Agreement, to terminate the Servicer as servicer of such Mortgage Loan, with or without cause, subject to Section 3.09 of this Agreement; (b) the right, under the Servicing Agreement, to transfer the Servicing Rights and/or all servicing obligations with respect to such Mortgage Loan, subject to Section 3.09 of this Agreement; (c) the right to receive the Servicing Fee, less an amount to be retained by the Servicer as its servicing compensation as agreed to by the Servicing Rights Owner and the Servicer, subject to Section 3.09 of this Agreement and (d) all powers and privileges incident to any of the foregoing.

“Servicing Rights Owner”:  GCFP or any successor or assign of GCFP.

2.

The following definition set forth in Article I of the Pooling and Servicing Agreement is hereby amended and restated:

“Reconstitution Agreement”:  The amended and restated reconstitution agreement dated as of December 14, 2004 between the Seller and Downey Savings and Loan Association, F.A., as the Servicer and acknowledged by the Trustee and the Master Servicer.

SECTION 3.  Amendments to Article II.

1.

Section 2.01(a) is hereby amended by adding a new paragraph which reads as follows:

“Notwithstanding anything provided herein to the contrary, each of the parties hereto agrees and acknowledges that the Servicing Rights Owner is the owner of the Servicing Rights with respect to the Mortgage Loans, and that, notwithstanding the transfer, conveyance and assignment of the Mortgage Loans from the Depositor to the Trustee pursuant to this Agreement, the Servicing Rights Owner remains the sole and exclusive owner of the Servicing Rights with respect to the Mortgage Loans.”

SECTION 4.  Amendments to Article III.

1.

Section 3.09(a) is hereby amended and restated as follows:

(i)

The words “and the Trustee” in the third sentence are replaced with “,the Trustee and the Servicing Rights Owner”; and

(ii)

The words “and is consistent with Section 3.09(b) below” are added at the end of the third sentence.

2.

Section 3.09(b) is hereby amended and restated in its entirety to read as follows:

“The Master Servicer, for the benefit of the Trust and the Certificateholders, shall enforce the obligations of the Servicer under the Servicing Agreement.  In the event that the Servicer fails to perform its obligations in accordance with the Servicing Agreement, subject to the paragraph (a) above, the Master Servicer shall terminate the rights and obligations of the Servicer thereunder and the Master Servicer shall act as servicer of the Mortgage Loans or enter into a new Servicing Agreement with a successor Servicer that is an Acceptable Successor Servicer selected by the Master Servicer, which the Master Servicer shall cause the Trustee to acknowledge; provided, however, it is understood and acknowledged by the parties hereto that (i) there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer and (ii) during the period in which any successor Servicer appointed by the Master Servicer services the Mortgage Loans, notwithstanding anything to the contrary in this Agreement or the Servicing Agreement, (a) such successor Servicer, including the Master Servicer if it is the successor Servicer, shall be entitled to the full amount of the Servicing Fee for the Mortgage Loans, and the Servicing Rights Owner shall not be entitled to any part of the Servicing Fee with respect to the Mortgage Loans and (b) such successor Servicer must assume all of the obligations of the terminated Servicer under the Servicing Agreement.  Such enforcement, including, without limitation, the legal prosecution of claims, termination of the Servicing Agreement and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans.  The Master Servicer shall pay the costs of such enforcement at its own expense, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action from the Trust Fund.  Notwithstanding anything to the contrary herein, upon the termination of the Servicer for any reason whatsoever, the Servicing Rights Owner, as owner of the Servicing Rights, shall at times have the right to present the Master Servicer with a successor Servicer which the Master Servicer will not unreasonably fail to select as the successor Servicer, assuming that such servicer is an Acceptable Successor Servicer and that such servicer will assume all of the obligations of the terminated Servicer under the Servicing Agreement.”

3.

Section 3.09(c) is hereby amended and restated as follows:

(i)

The words “or a successor Servicer” are added after the words “the Master Servicer” in the third line of the first sentence; and

(ii)

The words “or the Servicing Rights Owner,” are added after the words “the terminated Servicer” in the eleventh line.

4.

A new Section 3.09(f) is added as follows:

(f)

It is understood and acknowledged by the parties hereto that, under the Servicing Agreement, the Servicer has the right to resign as Servicer in accordance with the provisions of the Servicing Agreement, provided that such resignation shall not become effective until (i) the Servicing Rights Owner has consented to such resignation, and (ii) a successor Servicer is appointed by the Servicing Rights Owner which (a) is an Acceptable Successor Servicer and (b) which has assumed all of the obligations of the terminated Servicer under the Servicing Agreement.

5.

A new Section 3.09(g) is added as follows:

(g)

It is understood and acknowledged by the parties hereto that, subject to the provision of 3.09(b) of this Agreement, under the Servicing Agreement, the Servicing Rights Owner has the right to terminate the Servicer, without cause, as provided in and subject to the Servicing Agreement, provided that a successor Servicer is appointed which (a) is an Acceptable Successor Servicer and (b) which has assumed all of the obligations of the terminated Servicer under the Servicing Agreement.  Any termination fees owed to the Servicer and any reasonable costs and expenses of the Master Servicer incurred in connection with such termination and transfer of servicing shall be paid by the Servicing Rights Owner.

SECTION 5.  Amendments to Article IV.

1.

Section 4.03(a)(x) is hereby amended by replacing “3.03” with “3.09”.

SECTION 6.  Amendments to Article X.

1.

Section 10.01(a) is hereby amended and restated by adding the following paragraph at the end of the Section:

“Notwithstanding anything provided herein to the contrary, upon the exercise of the Call Option, the Servicing Rights Owner shall retain any and all Servicing Rights with respect to the Mortgage Loans.”

SECTION 7.  Effect of Amendment.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, Seller, Master Servicer, Securities Administrator and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes.  Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.  The Trustee makes no representation or warranty as to validity or sufficiency of this Amendment.

SECTION 8.  Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, Seller, Master Servicer, Securities Administrator and Trustee.

SECTION 9.  Governing Law.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 10.  Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 11.  Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 12.  Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Seller, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GREENWICH CAPITAL ACCEPTANCE, INC.,

as Depositor

By:  /s/ Prue Larocca

Name:  Prue Larocca

Title:  Managing Director

GREENWICH CAPITAL FINANCIAL

PRODUCTS, INC.,

as a Seller

By:  /s/ Shakti Radhakishun

Name:  Shakti Radhakishun

Title:  Vice President

WELLS FARGO BANK, N.A.,

as Master Servicer and Securities

Administrator

By:  /s/ Michael Watchke

Name:  Michael Watchke

Title:  Vice President

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:  /s/ Clare M. O’Brien

Name:  Clare M. O’Brien

Title:  Vice President

Exhibit A

[Rating Confirmations from Rating Agencies]